PATENT AND KNOW-HOW LICENSE AGREEMENT

This Patent and Know-How License Agreement (this "**Agreement**") is made as of September ___, 2007 (the "**Effective Date**") by and between ITOCHU Corporation ("**Licensor**"), a Japanese corporation having a place of business at 5-1, Kita-Aoyama 2 Chome, Minato-ku, Tokyo 107-8077 Japan and Ener1, Inc. ("**Licensee**"), a Florida corporation having a place of business at 500 West Cypress Creek Road, Suite 100, Ft. Lauderdale, Florida 33309.

RECITALS

WHEREAS, Licensor is the owner of certain patents and patent applications (the "**Licensed Patents**," as further defined below) and know-how (the "**Know-How**", as further defined below) covering inventions, techniques, discoveries, compositions, methods and processes related to lithium batteries (the "**Technology**").

WHEREAS, Licensor and Licensee are entering into that certain Joint Venture Termination Agreement dated as of August 31, 2007 (the "**JV Termination Agreement**"), and in connection therewith, Licensee desires to obtain, and Licensor is willing to grant to Licensee, an exclusive license under Licensor's rights in the Licensed Patents and Know-How, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of these premises, and the mutual covenants herein contained, the parties hereby agree as follows:

1. *Definitions*. In addition to any terms defined throughout this Agreement, when used in this Agreement, the following capitalized terms shall have the meanings indicated below:

1.1 "**Improvements**" means any inventions, improvements, trade secrets, designs, drawings, technology, research and development, proprietary know-how and information whether patentable or unpatentable based on or related to the Licensed Patents and made by Licensee during the term of this Agreement

1.2 "**Know-How**" means technical information, know-how, processes, compositions, methods, techniques, drawings, designs or data concerning the Technology as specifically set forth in (and specifically limited to such of the foregoing set forth in) the Know-How Book.

1.3 "**Know-How Book**" means the written compilation of Know-How prepared by EnerStruct, Inc. and delivered by Licensor to Licensee in hard copy form, as provided in this Agreement.

1.4 "**License Consideration**" shall have the meaning set forth in the JV Termination Agreement.

1.5 "**Licensed Patents**" means the patents and patent applications set forth in Exhibit A; all patents issuing upon such foregoing applications; all continuations, additions, divisions, renewals, extensions, or examinations and reissues of any of the foregoing; and all foreign counterparts of any of the foregoing.

1.6 "**Licensed Products**" means any products: (i) the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe a claim of a Licensed Patent; and/or (ii) that utilize, are based on, manufactured through the use of, or incorporate Know-How.

1.7 "**Liquidation Expenses**" shall have the meaning set forth in the JV Termination Agreement.

2. *License Grant*. Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable (except as provided in Section 10.2), royalty-free license, under the Licensed Patents and Licensor's rights in the Know-How, to make, have made, use, sell, offer for sale, operate, lease or otherwise dispose of Licensed Products, and to use the Know-How in connection therewith. Licensee may grant sublicenses under the foregoing license. Licensee and its sublicensees shall mark all Licensed Products in full compliance with the patent marking provisions of the intellectual property laws of countries in which Licensed Products are sold.

3. *Transfer of Know-How and Materials*. Licensee was provided a copy of the Know-How Book for review prior to the Effective Date and acknowledges and agrees that it is complete and acceptable in all respects. Licensor shall deliver the Know-How Book to Licensee upon the Effective Date of this Agreement. Licensor shall have no other obligations with respect to the transfer of the Know-How to Licensee.

4. *Improvements*. Any Improvements made by the Licensee shall be deemed the sole and exclusive property of the Licensee.

5. *Patent Maintenance, Enforcement and Cost Reimbursement.*

5.1 *Patent Maintenance*. Licensee shall, in the name of Licensor, diligently prosecute and maintain at Licensee's sole cost and expense, the Licensed Patents unless the parties agree that such is not necessary or commercially advisable. Licensee shall keep Licensor advised as to all developments with respect to the Licensed Patents and shall supply to Licensor copies of all correspondence and papers received in connection therewith within ten (10) business days of receipt or filing thereof. Licensee shall provide all correspondence to and advise Licensor in a timely manner in order to permit Licensor to comment on all actions before they are taken by Licensee's patent counsel. All final decisions with respect to prosecution of the Licensed Patents are reserved to Licensor.

5.2 *Patent Enforcement*. If at any time during the Term Licensor believes (without any obligation of investigation) that the unauthorized use of the Licensed Patents is occurring, Licensor shall promptly notify Licensee in writing identifying such user and provide to Licensee all reasonable available evidence thereof provided that Licensor is not subject to any confidentiality obligations with respect to the foregoing. Licensor shall provide Licensee with the authority to the extent permitted by the applicable law, information and reasonable assistance necessary to prosecute any and all infringement of the Licensed Patents, provided that Licensee promptly pays to Licensor all costs and expenses, and reasonable advances thereof, in connection with the foregoing when and as requested by Licensor, but in not event more than thirty (30) days after such request. For the avoidance of doubt, any enforcement of the Licensed Patents shall be at Licensee's sole cost and expense.

5.3 *Licensor's Rights to Assume Control*. If Licensee fails to diligently prosecute, maintain and defend the Licensed Patents, in addition to any other remedies that Licensor may have, Licensor may (but shall not be obligated to), upon notice to Licensee, undertake such prosecution, maintenance and defense of the Licensed Patents.

6. *Indemnification*. Licensee shall reimburse defend, indemnify and hold harmless Licensor, its affiliated companies, and their officers, directors, shareholders, employees and agents (the "**Indemnified Parties**") when and as demanded in writing by Licensor from and against all claims, demands, liabilities,

damages, losses, costs and expenses (including attorneys' fees and costs) (collectively, "Claims") incurred by the Indemnified Parties based on, arising from or related in any way to the maintenance, enforcement, defense, manufacture, use, sale, lease or other disposition or exploitation of the Licensed Patents, Know-How or Licensed Products by Licensee or any third parties including, but not limited to, Claims related to the infringement of intellectual property rights by Licensee, its sublicensees, the Licensed Products, or arising from Licensee's or its sublicensees' activities, provided, however, that Licensee shall not be obligated to indemnify Licensor to the extent an infringement was known to Licensor in breach of, and as set forth in, Licensor's warranty under Section 7.1(i).

7. *Warranties.*

7.1 *Warranty.* Except with regard to the matters sent forth in Schedule 7.1 attached hereto, with respect to which Licensor has made no investigation and makes no representation or warranty, Licensor warrants that, as of the Effective Date: (i) to its actual knowledge (and without any obligation of investigation) the Licensed Patents and the Know-How do not infringe any patents or copyrights or constitute a misappropriation of trade secrets of any third party; and (ii) Licensor has not assigned or granted any security interest, ownership or other rights in the Licensed Patents or Know-How. Licensor makes no other warranties with respect to the Licensed Patents and Know-How, and except as otherwise stated herein, the Licensed Patents and Know-How are licensed to Licensee under this Agreement on an "as-is" basis with no warranties of any kind.

7.2 *Disclaimer.* EXCEPT FOR ANY WARRANTIES SET FORTH IN SECTION 7.1 ABOVE, LICENSOR MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING LICENSED PATENTS, KNOW-HOW, LICENSED PRODUCTS OR WITH RESPECT TO ANYTHING ELSE, AND LICENSOR HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8. *Limitation of Liability.* EXCEPT FOR DAMAGES DUE AS A RESULT OF THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF LICENSOR, LICENSOR SHALL NOT BE RESPONSIBLE OR LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR's TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL LICENSE CONSIDERATION RECEIVED BY LICENSOR FROM LICENSEE. IN NO EVENT SHALL LICENSEE OR ANY THIRD PARTY BE ENTITLED TO A REFUND OF THE LICENSE CONSIDERATION, OR ANY PORTION THEROF, IF ANY OF THE LICENSED PATENTS DO NOT ISSUE OR IF ANY LICENSED PATENT IS DEEMED TO BE INVALID.

9. *Term and Termination.*

9.1 *Term.* This Agreement shall become effective as of the Effective Date and, unless terminated earlier in accordance with the provisions hereof, shall continue in effect until the date of expiration of all of the Licensed Patents.

9.2 *Termination*. Licensor may terminate this Agreement and all licenses granted hereunder if: (i) Licensee fails to pay any amounts of the License Consideration or Liquidation Expenses, or any amounts under Section 3 or Section 5 of this Agreement, when and as due Licensor (or EnerStruct, Inc.) under the JV Termination Agreement or this Agreement, as applicable, and such breach is not cured within five (5) business days of receiving written notice thereof; or (ii) Licensee materially breaches this Agreement and such breach is not cured within thirty (30) calendar days of receiving written notice thereof. Without limiting the generality of the foregoing, the failure to comply with Section 6 above in any or all respects shall be deemed a material breach hereunder.

9.3 *Effect of Termination or Expiration.*

(a) Upon termination of this Agreement by Licensor under Section 9.2: (i) all licenses granted by Licensor to Licensee pursuant to this Agreement, and any sublicenses granted hereunder, shall immediately terminate; and (ii) Licensee and any sublicensees shall immediately cease making, having made, using, selling, offering for sale, operating, leasing or otherwise disposing of Licensed Products and/or using the Know-How. Except as provided in this Section 9.3(a), the licenses granted by Licensor under this Agreement shall not be revocable.

(b) The provisions of Sections 4, 6, 7, 8 and 10, and any other provision that by its nature reasonably should be interpreted to survive, shall survive the expiration or termination of this Agreement for any reason. Licensee's license with respect to the Know-How shall survive the expiration (but not early termination pursuant to Section 9.2) of this Agreement.

10. *General Provisions.*

10.1 *Confidentiality*. Licensee acknowledges and agrees (on behalf of itself and its permitted successors, assigns and sublicensees) that the Licensed Patents and Know-How constitute the confidential information of Licensor. Except as expressly authorized in writing by Licensor, Licensee shall not (and shall cause its successors, assigns and sublicensees to be bound not to) disclose to any person or entity the Licensed Patents and Know-How, except to its employees, representatives and agents with a need to know such information and who have agreed to be bound by this provision; provided, however, the foregoing obligation shall not apply to any information that (i) is or becomes publicly known through no wrongful act or inaction of Licensee (including through publication of a patent application for or issuance of a Licensed Patent) or (ii) is required to be disclosed pursuant to the applicable law, as long as Licensee gives prompt prior notice of such disclosure requirement so that Licensor may take appropriate steps with the reasonable assistance of the Licensee to obtain a protective order or otherwise ensure the confidentiality of such information.

10.2 *Assignment*. Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily, or by operation of law, or otherwise, by Licensee without the prior written consent of Licensor.

10.3 *Notices*. All notices and communications required, permitted or made hereunder or in connection herewith shall be in writing and shall be mailed by first class, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, or by recognized courier service (with written receipt confirming delivery), addressed to each party at its address shown in the introduction to this Agreement. Each such notice or other communication shall for all purposes hereunder be treated as effective or as having been given as follows: (i) if delivered in person, when delivered; (ii) if sent by mail

or airmail, on the first business day actually received by the intended recipient; and (iii) if sent by recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service, unless such day is not a business day, in which case delivery will be deemed made on the next succeeding business day. Any party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven (7) days prior to the date the change becomes effective.

10.4 *Entire Agreement*. This Agreement and the attachments and exhibits hereto and thereto, and the JV Transfer Agreement, embody the entire agreement and understanding between the parties with respect to the subject matter hereof, superseding all previous and contemporaneous communications, representations, agreements and understandings, whether written or oral. Neither party has relied upon any representation or warranty of any other party except as expressly set forth herein.

10.5 *Modification*. This Agreement may not be modified or amended, in whole or part, except by a writing executed by duty authorized representatives of both parties.

10.6 *Severability*. If any term or provision of this Agreement shall be found to be invalid, illegal or otherwise unenforceable, such finding shall not effect the other terms or provisions of this Agreement, or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this Agreement.

10.7 *No Waiver*. Except to the extent that either party hereto may have otherwise agreed in writing, no waiver by such party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

10.8 *Governing Law; Jurisdiction*. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of Japan, without regard to its conflicts of law principles.

10.9 *Attorneys' Fees*. In any action or proceeding commenced under or in connection with this Agreement, and in any legal action in enforcement or appeal thereof, the prevailing party shall be entitled to an award of reasonable attorneys' fees and all related costs and expenses, in addition to any other relief granted.

10.10 *No Agency or Partnership*. This Agreement shall not constitute an appointment of either party as the legal representative or agent of the other party, nor shall the party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, the other party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership, association, joint venture, or similar entity by or between the parties hereto.

10.11 *Headings*. The section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

10.12 *Counterparts*. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ITOCHU CORPORATION	**ENER1, INC.**
By:__________________________	By:__________________________
Name:________________________	Name:________________________
Title:________________________	Title:________________________

Schedule 7.1

1. United States Office Action Letter dated March 22, 2007 and correspondence, amendments and/or supplements related thereto with regard to patent application number 10/516,959.

EXHIBIT A

LICENSED PATENTS

Name	Jurisdiction	Filing Date	Application No.	Patent No.
Conductor-mixed active electrode material, electrode structure, rechargeable battery, and manufacturing method of conductor-mixed active electrode material 導電材混合電極活物質、電極構造、二次電池、及び導電材混合電極活物質の製造方法	Japan	2003.6.3	2004-510054	N/A
- Same as above -	China (except HKG)	2003.6.3	03812788.1	ZL 03812788.1 (2007.4.11)
- Same as above -	U.S.A.	2003.6.3	10/516,959	N/A
- Same as above -	European Patents Convention	2003.6.3	03 730 813.7	N/A
Electrode structure, secondary battery, and capacitor 電極構造体、二次電池及びキャパシタ	Japan	2004.12.6	2004-352932	N/A
Electrode for secondary battery, its manufacturing method, and secondary battery 二次電池用電極、その製造方法、及び二次電池	Japan	2005.2.23	2005-047213	N/A
Li ion secondary battery リチウム二次電池	Japan	2005.6.3	2005-163623	N/A